Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-158781
October 27, 2009

Continental Airlines, Inc. ("Continental")
(NYSE Symbol: CAL)

Securities:	Class A Pass Through Certificates, Series 2009-2 ("Class A Certificates")	Class B Pass Through Certificates, Series 2009-2 ("Class B Certificates")
Amount:	$527,625,000	$116,812,000
CUSIP:	21079U AA3	21079U AB1
ISIN:	US21079UAA34	US21079UAB17
Coupon:	7.250%	9.250%
Make-Whole Spread:	0.600%	0.750%
Available Amount under Liquidity Facility at November 10, 2010:	$55,794,085	$15,395,028
Initial Maximum Commitment Amount Under Liquidity Facility:	$57,379,219	$16,207,665
Public Offering Price:	100%	100%
Underwriting:
Morgan Stanley & Co. Incorporated	$253,260,000	$56,069,760
Goldman, Sachs & Co.	$179,392,500	$39,716,080
Credit Suisse Securities (USA) LLC	$94,972,500	$21,026,160
Concession to Selling Group Members:	0.900%	0.900%
Discount to Broker/Dealers:	0.450%	0.450%
Underwriting Commission:	$9,666,555
Continental’s Transaction Expenses:	$2,400,000. The Underwriters have agreed to reimburse Continental for certain of such expenses.

Underwriting Agreement:	Dated October 27, 2009
Settlement:	November 10, 2009 (T+10) closing date, the 10th business day following the date hereof
Preliminary Prospectus Supplement:	Continental has prepared a Preliminary Prospectus Supplement, dated October 27, 2009, which includes additional information regarding the Certificates

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley toll-free at 1-866-718-1649, Goldman, Sachs & Co. at 1-866-471-2526 or Credit Suisse at 1-800-221-1037 (institutional investors)